Exhibit 10.50

AGREEMENT

This AGREEMENT (the “Agreement”) is made and entered into as of June 08, 2025, by and among:

Star Twenty Six Ltd, Company Registration No. 517012605 and/or a company under its control

Address: 5 HaMelacha St, Netanya, Israel

Email: m@star26.capital

(hereinafter: the “Investor”)

and

I.T.S Industrial Techno-logic Solutions Ltd, Company Registration No. 512833740

Address: Atir Yeda 5, Kfar Sava, Israel

Email: info@its-eng.com

(hereinafter: the “Company”)

and

Gera Eron, ID No. 050722719

Address: Hasayfan 50, Tel Mond, Israel

Email: gerae@its-eng.com

(hereinafter: the “Controlling Shareholder”)

(The Investor, the Company, and the Controlling Shareholder shall collectively be referred to as the “Parties” and individually as a “Party”)

RECITALS:

WHEREAS,	the Company is I.T.S Industrial Techno-logic Solutions Ltd., Company Registration No. 512833740, which holds all of the issued and outstanding shares of Positech Ltd., Company Registration No. 513096511 (hereinafter: “Positech”); the Company and Positech jointly hereinafter: the “Companies”),

WHEREAS:	the Investor is currently conducting a due diligence inspection of the Companies, in order to finalize an investment in the Company, under which the Investor shall receive an issuance of 51% of the Company’s share capital, and provide the Company with the Shareholder Loan as defined herein,

WHEREAS,	the Company has resolved to issue to the Investor 209 Shares of the Company, each with a par value of 1.00 NIS, constituting, immediately following such issuance, 51% of the Company’s share capital on a fully diluted basis (“the “Investor Shares”) and receive from Investor a Shareholder Loan in an aggregate amount of ILS 10,000,000 (Ten million Israeli Shekels) (hereinafter: the “Shareholders Loan”), all under all the terms and conditions specified herein, and the Investor has resolved to receive the Investor Shares and provide the Company with the Shareholders Loan, all under all the terms and conditions specified herein,

WHEREAS,	the Companies’ share capital is mortgaged to financial institutions who have provided credit lines and/or funding and/or credit to the Companies and/or to which the Companies and/or Controlling Shareholder had provided covenants (the “Banks”) and consequently the issuance of the Investor Shares as specified under this Agreement, including any issuance of share capital of the Companies, is subject to the Banks’ prior written consent,

WHEREAS,	Once the Investment is executed, the Company shall issue the Investor Shares to the Investor and the Investor shall receive the Investor Shares and provide the Company with the Shareholder Loan for the purposes detailed herein, subject to the receipt of the Banks’ prior written consent and further subject to the terms and conditions as defined in this Agreement, and

WHEREAS,	the Parties agree and acknowledge that the Banks’ prior written consent and the completion of due diligence by the Investor shall constitute a condition to the issuance of the Shareholder Loan and Investor Shares, all as specified hereunder.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereby declare, stipulate, and agree as follows:

1.	Preamble, Schedules and Interpretation.

1.1.	The preamble and schedules to this Agreement constitute an integral part hereof.

1.2.	Captions and paragraph headings used in this Agreement are for convenience of reference only, shall not be used in the construction or interpretation hereof, and shall not affect the meaning of any provision hereof.

1.3.	With respect to words used in this Agreement, the singular shall include the plural and vice versa and the masculine gender shall include the feminine gender and vice versa, as the context shall require.

2.	DECLARATIONS AND REPRESENTATIONS

2.1.	The Company hereby represents to the Investor, as of the date hereof, as follows:

2.1.1.	Organization. Each of the Company and Positech Ltd., are duly organized and validly existing under the laws of the State of Israel and have the corporate power and authority to own or lease their property and to conduct the business in which they are engaged in. The Company has all the necessary power and authority to execute and deliver the transaction documents and to consummate the transactions and perform its obligations contemplated hereby and thereby. Each of the Company and Positech have all permits, licenses and any similar authority necessary or required under any law, for the conduct of its business as now being conducted, and is not in default under any of the same.

2.1.2.	Authorization; Approvals. All corporate actions on the part of the Company and its shareholders and directors necessary for the authorization, execution, delivery, and performance of all the of Company’s obligations under this Agreement, for the authorization, and issuance, of the Investor Shares has been (or will be) taken prior to or immediately following the occurrence of the Precondition (as defined below). This Agreement including all attachments and agreements executed in furtherance thereof (“the Transaction Documents”), when executed and delivered by or on behalf of the Company and the Controlling Shareholder, shall be duly and validly authorized, executed and delivered, and shall constitute the legal, valid and binding obligations of the Company and the Controlling Shareholder, enforceable against each of them in accordance with their respective terms.

2.1.3.	Share Capital. As of the date hereof, and as of immediately prior to the Closing, the authorized share capital of the Company shall consist of NIS 38,000 divided into 38,000 Ordinary Shares, of which 200 Ordinary Shares are issued and outstanding, all of which are held by the Controlling Shareholder who is the legal and beneficial owner of all rights in such shares, all as further described in an excerpt from the Companies Registrar attached hereto as Appendix 2.1.3. Except for the issuance of the Investor Shares under this Agreement upon the Shareholder Loan, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company and/or from any existing shareholder any share capital of the Company and there are no contracts or commitments, written or oral, providing for the issuance of, or the granting of, any rights to acquire, any share capital of the Company or under which the Company and/or any existing shareholder is, or may become, obligated to issue any debt or equity securities and there are no commitments, promises, understandings or undertakings with respect to grants of any options.

2.1.4.	Investor Shares - The Investor Shares to be issued pursuant to this Agreement, will be duly authorized and reserved for issuance by all necessary corporate action and when issued in accordance with the terms of this Agreement will be duly and validly issued, fully paid, nonassessable and free of any preemptive rights and will be free and clear of any liens, claims, encumbrances or third party rights of any kind (subject to the contents of the Banks’ confirmation) and duly registered in the name of the Investor at the Companies Registrar.

2.1.5.	Subsidiaries - Positech, Anchortech and ITS Machinery development LTD. are the only subsidiaries owned by the Company, either directly or indirectly. Other than the above Subsidiaries, the Company has no other subsidiaries and does not own of record or beneficially any capital stock or equity interest or investment in any corporation, association or business entity. There are no contracts, arrangements or commitments providing for the issuance or granting to the Company of, or the purchase by the Company of any share capital or any other interest in any company, partnership, joint venture or other business association or organization.

2.1.6.	Directors, Officers. The directors and officers of the Company are the persons specified in appendix 2.4 (excerpt from the Companies Registrar).

2.1.7.	Financial Information. The Investor has performed and will continue to conduct its due diligence examination and review of the Company and Positech, including the Companies’ books and records, financial information, and bank accounts, as well as reviewed the Companies’ presentations and forecasts, and received, to his satisfaction, any information, data, explanation and document that Investor or anyone acting on his behalf requested regarding the Companies.

2.1.8.	Ownership of Assets. The Companies have good and marketable title (whether by ownership, rent, lease, and any other legal form) to all of the assets used and/or needed in conducting their business, as presently conducted, free and clear of all mortgages, liens, restrictions and/or encumbrances, other than as specified in the extract from the Israeli Registrar of Companies and Registrar of Liens pertaining to each company. The Controlling Shareholder does not own or possess, in his individual or any other capacity, any property or other asset, which is necessary or anticipated to be used in the operations or business of the Companies.

2.1.9.	Intellectual Property and other Intangible Assets. - The Company has an unrestricted and exclusive ownership right and title and has developed, or has obtained the right to use, free and clear of all liens, claims, restrictions or rights of third parties of any kind or nature, all Company’s intellectual property rights (hereinafter: the “Company IP Rights”).

2.1.10.	Taxes. The Companies have accurately prepared and timely filed all tax returns and reports required (if required) by them under applicable Israeli law. All tax returns and reports of the Companies, if any, are true and correct in all material respects and the Companies have paid on time all taxes and other assessments due, if any.

2.1.11.	Contracts. Except for the agreements set forth in Appendix 2.12 attached hereto (the “Material Agreements”), the Companies are not party to or bound by any contract or agreement pursuant to which the liability of the Company or Positech exceeds NIS 800,000 (other than car leasing agreements on commercial standard terms), and which are material to the business of the Companies.

2.1.12.	Litigation. Other than as set forth in Appendix 2.1.11, no action, proceeding or Israeli governmental inquiry or investigation is pending or, to the knowledge of the Company, threatened against the Companies, or any of their shareholders, officers, directors or employees (in their capacity as such), or with regard to the Companies’ business, before any Israeli court, arbitration board or tribunal.

2.2.	The Controlling Shareholder represents and warrants that he has not sold, committed to sell, or granted options to purchase (i) his shares in the Company or (ii) the Company’s shares in Positech, and that he has not pledged or encumbered the shares of the Companies to any third party (except for a pledge and/or lien and/or mortgage and/or covenant to the Banks).

3.	ISSUANCE OF THE INVESTOR SHARES

3.1.	Subject to the terms and conditions hereof, and subject to the occurrence of the Precondition, immediately upon the receipt by the Company of the aggregate amount of the Shareholder Loan, the Company shall issue to the Investor , 209 Shares of the Company, each with a par value of 1.00 NIS, ( hereinabove and hereinafter: “the Investor Shares”) at a price of NIS 1.00 per share, such Investor Shares shall constituting as of immediately after the Closing, 51% of the Company’s share capital on a fully-diluted basis, after giving effect to the conversion and exercise of all convertible securities, loans, options and warrants as well as all other rights (or promises or undertakings to grant such rights) of any kind to acquire shares or exchangeable for shares of the Company deemed converted or exercised, as the case may be.

4.	COMPLETION OF THE DUE DILIGENCE PROCESS

4.1.	The Investor (himself and through his appointed representatives) has conducted an extensive due diligence process with respect to the Companies, during which he has received access to all Companies’ books and records, data, documents and information, and has received a response to all questions raised by Investor, and is currently in the process of finalizing said due diligence inspection of the Companies (hereinabove and hereinafter the : “Due Diligence Process”).

4.2.	The Investor shall continue to have full access to all books and records of the Companies, shall be entitled to review and copy them at their discretion, and shall be entitled to inspect the properties of the Companies and consult with management of the Companies, in order to finalize the Due Diligence Process.

4.3.	The Investor undertakes to finalize the Due Diligence Process no later than 30 days following the date of execution of this Agreement (the “Notification Date”). No later than the Notification Date, the Investor shall notify the Company whether he is satisfied with the results of the Due Diligence Process or not. The Parties hereby agree that, if the Investor does not advise the Company that he is unsatisfied with the results of the Due Diligence Process within 30 days of the date hereof, this would constitute Investor’s notice that he is satisfied with the results of the Due Diligence Process and wishes to receive the Issuance and provide the Company with the Shareholders Loan under the provisions of this Agreement (hereinafter: “Investor Affirmative Notice”).

4.4.	It is hereby agreed that the Issuance of the Investor Shares and the provision of the Shareholders Loan under the provisions of this Agreement are subject to the receipt or deemed receipt of the Investor Affirmative Notice by the Company no later than the Notification Date.

4.5.	In the event of the provisions or the deemed provision of Investor Affirmative Notice to the Company no later than 30 days of the date hereof, (the: “ Effective Date”), then, subject to the occurrence of the Precondition, as specified herein, then Company’s undertaking under this Agreement to issue the Investor Shares to Investor against the receipt of the Shareholders Loan, and Investor’s undertaking under this Agreement to receive the Investor Shares and provide the Company with the Shareholders Loan shall remain valid and binding upon both Company and Investor. For the purposes of this Agreement, the date this Agreement shall be executed by all the Parties shall be referred to as the “date hereof”.

4.6.	If Investor advises the Company within 30 days of the date hereof that the Due Diligence Process results were not to Investor’s satisfaction, and that he decided to withdraw his consent to invest in the Company (hereinafter: “Investor Termination Notice”), then Company’s undertaking under this Agreement to issue the Investor Shares against the receipt of the Shareholders Loan, and Investor’s undertaking under this Agreement to receive the Investor Shares and provide the Company with the Shareholders Loan shall expire and become null and void, and shall no longer bind the Parties, and, in such event, the First Instalment, if received by the Company from the Investor, shall be deemed as a loan by investor to the Company, to be repaid by the Company, interest free and indexing free, to Investor under the provisions of this Agreement.

5.	SHAREHOLDERS LOAN STRUCTURE AND DISBURSEMENT

5.1.	Subject to the occurrence of the Precondition, the Investor shall provide the Company with a Shareholders Loan in the aggregate principal amount of ILS 10,000,000 (ten million Israeli Shekels) (hereinabove and hereinafter: the “Shareholders Loan”). The Shareholders Loan shall be disbursed in 4 (four) installments, as follows:

5.1.1.	Loan (Part A) in the amount of ILS 2,500,000 (two million five hundred thousand Israeli Shekels) shall be provided to the Company not later than 14 days from the date hereof (the “First Installment”).

5.1.2.	Loan (Part B) in the amount of ILS 2,500,000 (two million five hundred thousand Israeli Shekels) not later than 30 days after the First Installment; (the “Second Instalment”).

5.1.3.	Loan (Part C) in the amount of ILS 2,500,000 (two million five hundred thousand Israeli Shekels) within 60 days after the First Installment (the “Third Installment”) and

5.1.4.	Loan (Part D) in the amount of ILS 2,500,000 (two million five hundred thousand Israeli Shekels) within 90 days after the First Installment (the “Fourth Installment”).

5.1.5.	For the purpose of this Agreement, the date the Precondition shall occur shall hereinafter be referred to as the “Commencement Date”.

6.	USE OF THE SHAREHOLDERS LOAN

6.1.	The Company, the Controlling Shareholder and the Investor hereby represent and warrant that the purpose of the Shareholders Loan is to inject the Shareholders Loan into the Companies in order to strive to realize their shared vision whereby the Company and Positech will operate as a unified entity as industrial-technological companies specializing in the development, manufacturing, and marketing of products, providing development, engineering, manufacturing and assembly services, and developing and manufacturing production lines for companies in the defense market, high-tech market, and industrial market, and to conduct the general business of the Companies, or to be used as will otherwise be agreed upon by the Parties.

6.2.	Notwithstanding anything contained in this Agreement, the Parties agree that, subject to and commencing on the occurrence of the Precondition, any and all expenses of the Companies, including without limitation the Shareholders Loan proceeds, shall be approved by the Investor and the Controlling Shareholder in advance, other than expenses provided for in the budget which had been approved by Investor. If either of the Companies send Investor a request to incur any expense or enter into an agreement committing to such expense, and the Investor does not respond within 48 hours of such request, such non-responsiveness shall be deemed approval by the Investor to incur such expense.

6.3.	It is hereby agreed that if the Shareholders Loan is not provided to the Company on a full and timely manner, under the provisions of this Agreement, section 6.2 shall immediately expire and become null and void.

7.	REPAYMENT OF THE PARTIES’ SHAREHOLDERS LOAN

7.1.	The Parties acknowledge that the Controlling Shareholders has provided shareholders loans to the Companies, as such shareholders loans are specified in the Companies financial statements or other books and records of the Companies .

7.2.	The Parties agree that to the extent there are cash flow surpluses in the Company after providing the required funding for working capital and growth financing as stated herein , as such cash flow surplus shall be calculated from the Company’s audited financial statements (the “Cash Flow Surplus”), such Cash Flow Surplus will be used to reduce the Companies’ liabilities to banking institutions, up to a reasonable level that allows financing of the normative working capital required for the ongoing operations of the Companies, as shall be mutually agreed upon between the Parties.

7.3.	The Investor Shareholders Loan shall only be repaid from the Company’s Cash Flow Surpluses, and after the Company has provided for its working capital needs and growth financing requirements, and also after reducing the Companies’ liabilities to banking institutions to a reasonable level as agreed between the Parties. The repayment of the Investor Shareholders Loan shall commence, not earlier than the Maturity Date, as such term is defined herein, and only when the Company will have sufficient Cash Flow Surplus to enable such repayment.

7.3.1.	The above notwithstanding, it is hereby agreed that the Investor Shareholder Loan shall only be repaid once all the following shall occur: (i) the repayment of the Investor Shareholder Loan may only commence following January 1st 2027 (ii) the aggregate amount of the Company’s current assets (less inventory) , as such current assets and inventory shall appear in the Company’s audited annual financial statements for the years 2026 and following , will be at least 150% higher than the Company’s current liabilities, as such liabilities shall appear in the Company’s audited annual financial statements for the years 2026 and following , and this ratio of 150% shall be continuously maintained over a continuous period of at least 6 months (iii) the total aggregate of bank credit provided to the Companies, as such credit shall appear in the Companies audited financial statements for the year 2026 and following, shall be lower than an aggregate of 3 months of income generated by the Companies, as such income shall appear in the Companies audited financial statements for the year 2026 and following, and this ratio of 150% shall be maintained over a continuous period of at least 6 months. (the occurrence of all of the stipulations specified hereinabove, shall be referred to as the “Maturity Date”).

7.3.2.	Following the Maturity Date, and upon availability of Cash Flow Surplus, the Company shall repay the Investor Shareholders Loan pari passu with any shareholder loans provided by the Controlling Shareholder, pro-rata between the Investor and the Controlling Shareholder ( i.e. the percentage out of said repayment payable to each Investor and Controlling Shareholder, shall be equal to the ratio between the shareholdings of Investor and Shareholder in the Company’s shares at the time the return of the loans).

7.4.	The Investor Shareholders Loan and the Controlling Shareholder Shareholders Loan shall bear interest at the annual rate of the Israeli Consumer Price Index plus 4% (CPI + 4%) (the “Interest Rate”).

7.4.1.	Interest shall accrue on the outstanding principal balance of the Shareholders Loan from the date of each disbursement until the date of full repayment of the Investor Shareholder Loan.

7.4.2.	All accrued and unpaid interest shall be paid together with each principal repayment proportionally.

8.	REPAYMENT OF THE FIRST INSTALMENT IN CASE NON/EXECUTION OF THE AGREEMENT

8.1.	The Parties agree that if the Investor Termination Notice is served on the Company, then the First Installment, if provided by the Investor to the Company, shall be considered as an interest free and indexing free loan to the Company, which will be repaid by the company to the Investor not before 12 months from the receipt of Investor Termination Notice, on a payments terms and schedule as of returning said loan as will be agreed by the Parties .

9.	NON ISUANCE OF SECURITIES TO THIRD PARTIES

9.1.	Subject to the full and timely receipt of all parts of the Shareholders Loan, the Company hereby undertakes not to issue any shares or other securities of the Company or grant or issue any options, warrants or any other convertible securities to any third party until all Parties to this Agreement shall agree in writing to terminate this section 9. Subject to the full and timely receipt of all parts of the Shareholders Loan, the Company hereby undertakes not to issue any shares or other securities of Positech or grant or issue any options, warrants or any other convertible securities to any third party until all Parties to this Agreement shall agree in writing to terminate this section 9.

9.2.	It is hereby agreed that if all parts of the Shareholders Loan shall not be provided to the Company according to the timeframe specified in this Agreement, this section 9 shall become null and void, and shall no longer bind the Parties.

10.	COVENANTS

10.1.	Subject to the occurrence of all the following: (i) the occurrence of the Precondition and (ii) the full and timely provision of all parts of the Shareholders Loan as specified in this Agreement, and until such time as both the Investor and Controlling Shareholder shall agree in writing to terminate this section 10 .1 including all subsections, the following provisions shall apply and bind the Parties :

10.1.1.	The Company shall operate according to a business plan mutually approved by the Parties. Investor and Controlling Shareholder shall have unrestricted access to inspect all bank accounts of the Company. Additionally, all Company expenses, that are not in the ordinary course of the Company’s business or provided for in said budget, shall require the prior written approval of the Investor to ensure they comply with the work plan approved between the Parties. The Investor and Controlling Shareholder shall receive joint signatory rights in all the Company’s bank accounts, within the framework of a signatory rights agreement to be executed between the Parties, provided, however, that if the Shareholders Loan shall not be provided in full and/or in accordance with the timeline specified in this Agreement, all of Investor’s signatory rights under this Agreement shall expire and become null and void.

10.1.2.	With respect to expenses approval:

10.1.2.1.	For expenses paid through MASAV (automated bank clearing house), the Investor shall receive the list of MASAV payments a few days before the payment date and shall have the right to approve such list before payments are executed.

10.1.2.2.	For unexpected expenses that need to be paid before the next MASAV date, expenses up to ILS 50,000 (fifty thousand Israeli Shekels) per expense may be executed within the Company’s existing signing authority without the Investor and Controlling Shareholder’s approval. Any expense exceeding ILS 50,000 (fifty thousand Israeli Shekels) shall require the Investor and Controlling Shareholder’s prior written approval.

10.1.2.3.	Notwithstanding anything contained in this Agreement, the Investor and the Controlling Shareholder agree that any and all expenses of the Companies, including without limitation the use of the Loan proceeds, shall be approved by the Investor in advance, other than expenses provided for in a budget that had previously been approved by the Investor. If either of the Companies send Investor a request to incur any expense or enter into an agreement committing to such expense, and the Investor does not respond within 48 hours of such request, such non-responsiveness shall be deemed as approval by the Investor to incur such expense and to enter into such agreement, as applicable.

10.1.3.	Without derogation from the above, it is hereby clarified that if the Shareholders Loan is not provided in full on the timeline specified in this Agreement, all rights awarded to Investor under the terms of this section 10.1 above shall immediately terminate, and become null and void.

10.2.	Subject to the full and timely provision of all parts of the Shareholders Loan, and until such time as both the Investor and Controlling Shareholder shall agree in writing to terminate this section 10 .2 including all subsections, the following strategic decisions shall require the prior consent of both the Investor and the Controlling Shareholder:

10.2.1.	Any amendment to the Company’s Articles of Association;

10.2.2.	Any change to the Company’s capital structure or to the rights attached to any class of shares;

10.2.3.	Entry into fields of activity different from those in which the Company operated prior to the date of this Agreement;

10.2.4.	Approval of the Company’s annual budget and business plan;

10.2.5.	Appointment or replacement of the Company’s legal counsel, accountants, and business advisors;

10.2.6.	Obtaining any loans, credit facilities, or other financial accommodations from banking institutions or other financing entities, capital investments from shareholders, or shareholder loans; it being expressly agreed that the Controlling Shareholder shall not be required to provide any guarantees or collaterals to such loans, credit facilities, or other financial accommodations, and further agreed that the Companies shall not receive any loans, credit facilities, or other financial accommodations, until such time as all of the guarantees and/or covenants and/or collaterals provided by the Controlling Shareholder in favor of the Companies shall be cancelled and shall become null and void, following which, any provision of any personal guarantee and/or collateral and/or covenant shall be at the Controlling Shareholder’s sole discretion .

10.2.7.	Providing any guarantees, indemnities, or security interests for the benefit of the Company or any third party; it being expressly agreed that the Controlling Shareholder shall not be required to provide any guarantees and/or covenants and/or collaterals , and further agreed that the no such guarantees, indemnities or security interest shall be provided by the Companies, until such time as all of the guarantees and/or covenants and/or collaterals provided by the Controlling Shareholder in favor of the Companies shall be cancelled and shall become null and void, following which, any provision of any personal guarantee , indemnity or security shall be at the Controlling Shareholder’s sole discretion.

10.2.8.	Raising capital from investors, admission of new shareholders or partners, sale of the Company or its subsidiary, merger with or acquisition of another company, private placement, or public offering;

10.2.9.	Acquisition of or investment in other companies or businesses;

10.2.10.	Appointment or dismissal of senior officers (including the Company’s Chief Executive Officer and any officers directly reporting to him) and determining their compensation packages; and

10.2.11.	Entering into any transaction with related parties or interested parties of the Company.

10.2.12.	Any changes and/or amendments to the provisions of this Agreement.

10.3.	The Company shall establish a board of directors that shall also serve as the board of directors of Positech upon the Effective Date. Investor shall be immediately appointed as a Director on the Board of the Companies on the Effective Date. In addition to the Company and the Investor (or their respective designated representatives), the board shall include two to three additional members whose identity shall be determined by mutual agreement of the Parties. If the Shareholders Loan is not provided in full on the timeline specified in this Agreement, such appointment of Investor as Director, as well as the appointment of all directors by the Investor, shall immediately terminate, and become null and void.

11.	Investor’s Option to buy Controlling Shareholder’s Company shares.

11.1.	During the time period of 36 months commencing on the Effective Date, and subject to the complete fulfilment of the Qualifying Prerequisite, as defined herein, Investor is hereby granted the right to purchase all, but no less than all of the Controlling Shareholder Shares in the Company as such shares shall be held by Controlling Shareholder at the time of the exercise of said option (hereinafter: “The Sold Shares”), at the Agreed Purchase Price specified in section 11 hereunder, and under the terms specified hereunder, and all subject to the provisions of this Agreement (hereinabove and hereinafter the “Investor Option”).

11.2.	In order to exercise the Investor Option, Investor will serve Controlling Shareholder with a written notice, advising Controlling Shareholder of Investor’s decision to exercise the Investor Option and purchase The Sold Shares, at the Share Purchase Price and purchase terms specified in section 11 (the “Investor Exercise Notice”).

11.3.	The price payable by Investor to Controlling Shareholder for the purchase of the Sold Shares (hereinabove and hereinafter: the “ Agreed Purchase Price”) shall be as following: (i) if Investor Exercise Notice shall be served on Controlling Shareholder during the period of 12 months commencing on the date the Effective Date (hereinafter: the “First Contract Year”) the Agreed Purchase Price shall be 25 Million NIS (ii) if Investor Exercise Notice shall be served on Controlling Shareholder during the period of 12 months commencing immediately upon the Termination of the First Contract Year (hereinafter: the “Second Contract Year”) the Agreed Purchase Price shall be 30 Million NIS (iii) if Investor Exercise Notice shall be served on Controlling Shareholder during the period of 12 months commencing immediately upon the Termination of the Second Contract Year (hereinafter: the “Third Contract Year”) the Agreed Purchase Price shall be 35 Million NIS.

11.4.	As soon as practicable following the receipt by the Controlling Shareholder of Investor Exercise Notice, Controlling Shareholder and the Company shall provide Investor with a list of all personal guarantees, collaterals, liens and/or mortgages on Controlling Shareholder’s assets, and/or anyone on Controlling Shareholder’s behalf, signed covenants, and such other assurances and documents, signed and/or pledged by Controlling Shareholder and or anyone acting on Controlling Shareholder’s behalf, for and/or in favor of the Companies and/or in connection with their business (hereinafter: “Controlling Shareholder Personal Guarantees List”). Controlling Shareholder may amend Controlling Shareholder Personal Guarantees List from time to time, as the need arises.

11.5.	As a prerequisite to Investor’s ability to exercise of the Investor Option, Investor must facilitate and cause the irrevocable cancellation and termination of all guarantees, undertakings, mortgages, liens, pledges and/or hypothecation (jointly, hereinafter: the “Hypothecation”) appearing on and/or specified in Controlling Shareholder Personal Guarantees List , no later than 30 days following the receipt of the Controlling Shareholder Personal Guarantees List by Investor. Without derogation from the above, Investor shall facilitate, cause and bring about, and provide Controlling Shareholder with suitable documentation irrefutably confirming that all of the following have occurred : (i) all third parties specified on the Controlling Shareholder Personal Guarantees List, have issued their unconditional cancellation and termination of any and all Hypothecation appearing and/or specified on Controlling Shareholder Personal Guarantees List, (ii) all Hypothecation, specified on Controlling Shareholder Personal Guarantees List have been cancelled, terminated and struck-off any applicable registrar, (iii) all monies and/or accounts mortgaged and/or otherwise encumbered or hypothecated, as appearing on the Controlling Shareholder Personal Guarantees List shall be free and clear of any mortgage, lien and/or any other form of encumbered and/or hypothecation, and (iv) all un-returned shareholders loans provided by Controlling Shareholder to the Companies, as appearing in Companies’ books and records on the date of receipt of Investor Exercise Notice by Founder, will have been returned and repaid to Controlling Shareholder by the Company , and (iv) if the Companies shall have any Distributable Profits, as such term is defined herein, at the time of the exercise of Investor’s Option, the Company shall immediately distribute all Distributable Profits to the Companies shareholders, as such shareholders shall be at the time of the exercise of the Investor Option, and no later than the Investor Exercise Option shall be served on the Controlling Shareholder ( all terms and conditions as specified in this subsection jointly hereinabove and hereinafter: “the Qualifying Prerequisite”). All actions described and/or included in the Qualifying Prerequisite must occur no later than 90 days following receipt of the Controlling Shareholder Personal Guarantees List.

11.5.1.	For the purposes of this Agreement, the term “Distributable Profits” shall mean the total taxable income of the Companies, plus tax-exempt income, including appreciation within the meaning of Section 6 of the Israeli Real Estate Taxation Law, as such income has been duly recorded in the Companies books and records until the Investor Exercise Notice was served on the Controlling Shareholder, less the tax applicable to it and less any dividend distributed to the Company’s shareholders until the time the Investor Exercise Notice was served on the Controlling Shareholder, and less any losses incurred by the Companies, which were not offset, as such losses has been duly recorded in the Companies books and records until the Investor Exercise Notice was served on the Controlling Shareholder.

11.5.2.	For the purposes of this section, the Company and the Investor undertake that the Controlling Shareholder and anyone acting on their behalf, shall receive unrestricted access to all the Companies’ books and records, and accounting system, and shall receive any document and information requested by the Controlling Shareholder in order to determine the Companies Distributable Profits.

11.6.	For the avoidance of doubt, if any term and condition included in the Qualifying Prerequisite, shall not be met, no later than the expiration of 90 days following the receipt of Controlling Shareholder Personal Guarantees List, the Investor Option shall expire, and become null and void, and Investor shall no longer be entitled to Purchase any of Controlling Shareholder’s shares, unless the term of the Investor Option shall be extended in writing by both Investor and Controlling Shareholder, at their sole discretion.

11.7.	Pursuant to serving the Investor Exercise Notice on Controlling Shareholder under the terms of this Agreement, and subject to the full and complete fulfillment of the Qualifying Prerequisite, Investor shall purchase all of The Sold Shares, no later than 30 days following the full and complete fulfilment of the Qualifying Precondition, against payment, to Controlling Shareholder, by the Investor, of the applicable Agreed Purchase Price, as specified herein.

11.8.	It is hereby agreed and clarified that the Investor Option has been granted to the Investor personally and may not be assigned and/or transferred and/or sold to any third party. Any assignment and/or transfer and/or sale of Investor Option to any third party shall cause the immediate expiration of Investor Option, which shall no longer be valid, and shall not be binding upon the Controlling Shareholder in any way.

12.	EXPENSES

12.1.	Each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including but not limited to legal expenses, attorneys’ fees, preparation of additional agreements, and any other costs related to this Agreement or arising here from.

13.	ASSIGNMENT

13.1.	Commencing on the Effective Date, and subject to the full and timely provision of all parts of the Shareholders Loan, the Investor shall have the right to assign, transfer, or otherwise dispose of any of its rights and obligations under this Agreement to any company under the Investor’s Director – Menachem Shalom - control, without the need for the Company’s consent, subject to the transferee’s undertaking in writing to undertake and maintain all of the Investor’s commitments and undertakings under this Agreement, and further provided that such transferee shall not be entitled to assign, transfer, or otherwise dispose of any of transferee’s rights and obligations under this Agreement.

13.2.	Subject to the full and timely provision of all parts of the Shareholders Loan, the Company shall not assign, transfer, or otherwise dispose of any of its rights or obligations under this Agreement without the prior written consent of the Investor .

14.	PRECONDITION

14.1.	The validity of this Agreement shall be subject to the receipt of the Banks’ confirmation of this Agreement (the “Precondition”) and the execution of this Agreement, not later than 30 days following the signing of this Agreement. If such confirmation is not received within 14 days of the date hereof, the Investor shall advance the Company the First Installment while it continues its due diligence and awaits the Banks’ confirmation. For the avoidance of doubt, if the Banks’ confirmation to this Agreement and the execution of this Agreement shall not be received within 30 days of the date hereof, this Agreement shall be deemed as null and void, and shall not obligate the Parties for all intents and purposes, and the First Installment shall be due and payable by the Company to the Investor on the 12-month anniversary of the date such First Installment is paid, under such terms and payment schedule as will be agreed between the Investor and the Company at that time .

15.	MISCELLANEOUS

15.1.	Good Faith execution: The Company, the Investor and the Controlling Shareholder undertake to execute and deliver any and all documents, notices, or forms that may be reasonably required, and to appear before any governmental authority or other entity and the Banks, for the purpose of giving full force and effect to this Agreement or any provision hereof.

15.2.	Notices: Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified; (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day; or (iii) three (3) days after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Parties at their respective addresses set forth above or to such email address as subsequently modified by written notice.

15.3.	Governing Law and Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The Parties hereby irrevocably submit to the exclusive jurisdiction of the competent courts of the Tel Aviv-Jaffa District in respect of any dispute or matter arising out of or in connection with this Agreement.

15.4.	Entire Agreement: This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the Parties with respect to the subject matter hereof.

15.5.	Amendments: No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by both Parties.

15.6.	Severability: If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

15.7.	Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

/s/ Gera Eron
ITS Industrial Techno-logic Solutions Ltd

(The Borrower)

/s/ Gera Eron
Gera Eron (The Controlling Shareholder)

Star Twenty Six Ltd

(The Investor)

[Signature Page to Loan Agreement between ITS and Menny Shalom]